EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
James Spiezo
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-661-2825
hunt@beaconpower.com

BEACON POWER RECEIVES COMMITMENT FOR $5 MILLION LOAN
FOR FACILITY EXPANSION AND CLEAN TECH JOB CREATION

Governor Deval Patrick Makes Announcement at Beacon Plant Inauguration,
Accompanied by U.S. Congresswoman Niki Tsongas and Other Officials

Tyngsboro, Mass., June 13, 2008 — Beacon Power Corporation (Nasdaq: BCON), announced today that it has received a commitment for up to $5 million in loans that will help fund expansion of its production facility and create new clean technology jobs. Through a collaborative agreement, MassDevelopment’s Emerging Technology Fund and the Massachusetts Technology Collaborative (MTC) have each agreed to provide Beacon with $2.5 million. Final documents are now being prepared and the transaction is expected to close within the next few weeks.

The announcement was made by Governor Deval Patrick at a plant inauguration held today at Beacon’s Tyngsboro, Massachusetts, headquarters. Other speakers included U.S. Congresswoman Niki Tsongas; Ian Bowles, Secretary, Executive Office of Energy and Environmental Affairs; State Senator Steven Panagiotakos; Robert Culver, MassDevelopment President/CEO; Mitchell Adams, Executive Director of the Massachusetts Technology Collaborative; State Representative Colleen Garry; and Beacon Power CEO Bill Capp.

“Beacon Power is another in a series of clean energy technology companies that is making Massachusetts its home, and the world its customer,” said Governor Patrick. “I’m proud of the help our agencies are giving this impressive young company, and proud to have them here in Tyngsborough.”

The event was attended by a number of local, state and federal officials, including representatives from the U.S. Department of Energy Loan Guarantee Program Office, Massachusetts Office of Business Development, and other organizations. Following remarks by the speakers and Beacon Power’s President and CEO Bill Capp, guests were given a tour of the new facility and shown the Company’s new Gen4 flywheel in operation, various production processes, and the first megawatt of energy storage, now under construction.

“The Emerging Technology Fund helps companies like Beacon Power, which have been successful in research and development, transition smoothly to production and manufacturing,” said Robert L. Culver, MassDevelopment president/CEO. “Retaining and growing technology-based companies in Massachusetts is key to maintaining our position as a leader in the innovation economy on both a national and international scale.”

“MTC is proud to partner with Beacon Power as it expands its operations in Massachusetts,” said Mitchell Adams, MTC executive director. “Not only is this company creating new clean energy jobs, it is also advancing vital emission-free technologies that can help the New England electric grid operate more reliably and efficiently.”

The $2.5 million in funding to be provided by MassDevelopment comes from their Emerging Technology Fund, which supports innovation and growth in Massachusetts by providing loans and guarantees for technology-based manufacturing facilities and equipment. The other $2.5 million will come from MTC through the Renewable Energy Trust, which supports development and expansion of the production capacity of renewable energy technology firms in Massachusetts.

“Beacon Power has always been a Massachusetts-based company, and we applaud the state’s commitment to clean technology industry,” said Bill Capp, President and CEO. “Governor Patrick and his team understand the importance of supporting development-stage companies like ours. We’re grateful for this funding and we look forward to continuing to expand our operations, add jobs, and move forward with commercial operations.”

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now entering production following approval for use in three of the country’s five open-bid regulation markets, is designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation recently initiated against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.